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                                                          Exhibit (10)(xxiii)(k)

                           PAY AGREEMENT AND RELEASE


This agreement effective on the last date executed below, contains all the understandings between Doug Smith and Borden Foods Corporation and its parents, subsidiaries or affiliates, including without limitation, Borden, Inc., and their officers, employees and agents in their individual and representative capacities, known collectively as the "Company") in connection with your separation from employment. This agreement provides the specific details of benefits to be received by you including those under the Company's Employment and Benefits Upon Termination Plan and the conditions agreed to by you for the receipt of those benefits.


1. The Company will pay you a gross total amount of $1,030,000, to be paid to you in 48 semi-monthly installments in amounts of $21,458.33 each for the period beginning on your termination date and ending on November 1, 1999 (your "Severance Period"). Deductions for cash advances, other money due the Company and as required by statute or regulation, will be made from this allowance. Your official termination date will be November 1, 1997. Between now and your termination date you are relieved of your duties and need not report for duty.


2. Any bonus to which you might be entitled for calendar year 1997 will be based upon 1997 financial performance of Borden Foods Corporation. Any bonus will be paid following the February, 1998, meeting of the Borden, Inc Board of Directors. A calculation will be made against your personal target of 60% of your annual base salary, with the incentive payment capped at $309,000.00.


3. In accordance with the Borden Foods Management Equity Plan, your units will be repurchased at the Ordinary Purchase Price which is the lesser of: (a) The Original Purchase Price plus a portion (equal to the vested percentage)

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     of any increase in the Modified Book Value Per Unit; or (b) the Modified
     Book Value Per Unit. Because the unaligned businesses are being sold in a series of transactions over the next few months, you may elect a Modified Book Value calculation date of: (a) November 30, 1997, the last day of the month in which your employment terminated; or (b) a date, determined by the Board of Directors, which closely follows completion of the planned sales. This date is currently estimated to be January 31, 1998. Vesting will be determined on the date Modified Book Value is calculated. The election of your Modified Book Value calculation date is irrevocable. All Unit Appreciation Rights will be valued on the same date and, in accordance with the Plan, they will be terminated if they are "underwater."


4. You agree to conduct yourself in a manner that does not disparage the Company, or is damaging to or otherwise contrary to the Company's best interests and you agree that this agreement is strictly confidential and you will not reveal its terms except in connection with an official investigation or legal process.


5. You also understand that your active participation in all active Company sponsored employee benefit programs cease on the date of your termination except that you may elect to continue your medical/dental benefits at normal active associate contributions through your Severance Period. Any money due from Company benefit plans, such as vested 401(k) balances will be paid to you in addition to the amount paid under this Agreement pursuant to the terms of such plans. You will also receive payment for 4 weeks of accrued but unused 1997 vacation. You have 31 days from your termination date to convert group life coverage to an individual policy without the requirement of a physical examination.

     I elect the above described medical/dental continuation during my Severance Period at normal active associate contribution rates.

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6.   You will be provided with executive outplacement services through Drake
     Beam Moren or Right Associates in Columbus or another city where the firm you select has an office. Selection of the firm must be completed within 21 days of your termination date. The services must be initiated within six
     (6) months of your termination date and will continue to the earlier of your employment or 24 months of outplacement services. The Company does not warrant or guarantee the results of the services provided and you agree to hold the Company harmless from any claims in connection with the services provided. The Company will also reimburse you for documented job search expenses of up to $2,400.00.


7. In lieu of relocation, you will receive a payment of $192,000, within 30 days of execution of this agreement.


8. You have the opportunity to purchase the cell phone you have been using for $600 within 30 days of execution of this agreement. It is your responsibility to establish service through a carrier.


9. You accept the money and benefits to be paid to you under this Agreement as full settlement of all claims and causes of action arising out of your employment by the Company and the termination of that employment, except any vested pension rights.


10. You agree that you are entering into this agreement and release as your own free decision in order to receive the payments and other benefits described above. You understand that the Company would not make these payments or extend these benefits to you without your voluntary consent to this Agreement.


     You understand that by signing this Agreement you are waiving all rights to reinstatement or future employment with the Company and that you are giving up your right to, and agreeing not to, file charges or lawsuits; (a) with respect

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     to any discrimination you believe you have suffered due to age, disability, race, sex, religion, national origin or any other reason related to your employment by the Company, or the termination of that employment, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Rehabilitation Act of 1973, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, and any other federal, state, or local statute or regulation regarding employment, worker's compensation, discrimination in employment or termination of employment; (b) with respect to any theory of libel, slander, breach of contract, wrongful discharge, detrimental reliance, infliction of emotional distress, tort, or any other theory under the common law; and (c) with respect to any claims for uncompensated expenses, severance pay, incentive or bonus pay, overtime pay or any other form of compensation.


     You intend that this Agreement will bar each and every claim, demand and cause of action above specified, whether known or unknown to you at the time of execution of this Agreement. As a result, you acknowledge that you might, in the future, discover claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matters of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, you hereby waive any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.


     You also agree that should you breach this agreement by filing any charge or beginning any suit as described in this paragraph you will immediately repay to the Company the sums you have received under paragraph 1, above, less $100.00 and further agree that in such event the Company will have no

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     further obligation to provide you with additional pay or benefits under this agreement, but that all other provisions of this agreement will remain in effect.


11. You agree that, immediately upon execution of the Agreement by all Parties, you will return to the Company all Company credit cards, keys, customer lists and records, policy and procedure manuals, price lists, business contracts and other documents and information belonging to the Company. You also agree to return all Company property, including but not limited to cell phones and laptop/personal computers.


12. You recognize that the Company possesses certain business and financial information about its operations, information about new or envisioned products or services, manufacturing methods, product research, product specifications, records, plans, prices, costs, customer lists, concepts and ideas, and is the owner of proprietary rights in certain systems, methods, processes, procedures, technical and non-technical information, inventions, machinery, research and other things which constitutes valuable trade secrets of the Company. You acknowledge that you have been employed in positions in which you have had access to such information and that the Company has a legitimate interest in protecting such confidential and proprietary information in order to maintain and enhance a competitive edge within its industry. Accordingly, you agree that you will not use or remove, duplicate or disclose, directly or indirectly, to any persons or entities outside the Company any information, property, trade secrets or other things of value which have not been publicly disclosed. In the event that you are requested or required in a judicial, administrative or governmental proceeding to disclose any information that is the subject matter of this Paragraph, you will provide the Company with prompt written notice of such request and all related proceedings so that the Company may seek an appropriate protective order or remedy or, as soon as practicable, waive your compliance with the provisions of this Paragraph.

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13.  You agree that you will not, directly or indirectly, for a period of two
     (2) years following the effective date of this Agreement, engage in work or other activity the same or similar to work which you performed for the Company, for any competitors of the pasta or pasta sauce wherever such competitors are located.


14.  You agree that you will not, directly or indirectly, for a period of two
     (2) years following the effective date of this Agreement solicit business from any customer of the company, or from any person responsible for referring business to the Company, for any competitor of the Company or for your own interests if you should become a competitor of the Company. You further agree that you will not, directly or indirectly, solicit or recruit other employees of the Company to leave their employment with the Company.


15. By entering into this Agreement, the Company does not admit to the breach of any contractual or other promises to you, and does not admit to the violation of any federal, state, local or other statute or law, including, but not limited to, those laws referred to in Paragraph 10 of this Agreement, and any claimed breaches or violations are hereby specifically denied.


16. The Parties agree that this Agreement shall be construed in accordance with Ohio law, and that any action brought by any party hereunder may be instituted and maintained only in the appropriate court having jurisdiction over Franklin County, Ohio.


17. In making your decision, you recognize that you have the right to seek advice and counsel from an attorney, if you so choose. You also have twenty-one (21) days from the date this agreement is presented to you to decide whether to sign this agreement.

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18.  You have seven (7) calendar days from the date you sign this Agreement to cancel it in writing. You also understand that this Agreement will not bind either you or the Company until after the seven-day period you have to cancel. No payments will be made under this Agreement until it becomes binding. You may cancel this Agreement by signing the cancellation box below (or by any other written signed notice) and delivering it to the Company within seven days of your signing this Agreement.


                                             Very truly yours,

                                             /s/ C. Robert Kidder

                                             C. Robert Kidder
                                             Chairman, Borden Foods Corporation
                                             November 6, 1997


ACCEPTED:

/s/ XXXXXXXXXXXXX
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Associate's Signature



Date: 11/7/97                                WITNESS:
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At Upper Arlington, OH                       /s/ XXXXXXXXXXXXXXXXXXX
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[Location]



CANCELLATION NOTICE:

(To cancel this Agreement, sign below and deliver this copy of the Agreement to the Company within 7 days of the date you signed the Agreement.)
I hereby cancel this Agreement.


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Date                                         Signature

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